		Exhibit 12
General Electric Company Ratio of Earnings to Fixed Charges
(Dollars in millions)		Six months ended June 30, 2000
GE except GECS
Earnings (a)		$8,044
Less:	Equity in undistributed earnings of General Electric
	Capital Services, Inc. (b)	(1,605)
Plus:	Interest and other financial
	charges included in expense	512
	One-third of rental expense (c)	101

Adjusted "earnings"		$7,052

Fixed Charges:
	Interest and other financial charges	$512
	One-third of rental expense (c)	101

Total fixed charges		$613

Ratio of earnings to fixed charges		11.50

General Electric Company and consolidated affiliates
Earnings (a)		$9,103
Plus:	Interest and other financial charges
	included in expense	5,907
	One-third of rental expense (c)	307

Adjusted "earnings"		$15,317

Fixed Charges:
	Interest and other financial charges	$5,907
	Interest capitalized	54
	One-third of rental expense (c)	307

Total fixed charges		$6,268

Ratio of earnings to fixed charges		2.44

(a) Earnings before income taxes and minority interest. (b) Earnings after income taxes, net of dividends. (c) Considered to be representative of interest factor in rental expense.